Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 or Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR RELEASE ON TUESDAY, MARCH 31 at 4:00 A.M. E.D.T.

GOTTSCHALKS COMPLETES BANKRUPTCY AUCTION

~ Court To Consider Approval of Liquidation on April 1st~

FRESNO, CA - March 31, 2009 - Gottschalks Inc. (Pink Sheets: GOTT.PK) today announced that, after completing the Court- supervised auction for its business, the Company, in consultation with the agent for its senior secured lenders and the unsecured creditors' committee, has agreed to the proposed liquidation of certain of the Company's assets by a joint venture comprised of SB Capital Group, LLC, Tiger Capital Group, LLC, Great American Group, LLC and Hudson Capital Partners, LLC. As proposed, the joint venture would be appointed by the Company to conduct the sale of merchandise located at the Company's retail stores and distribution center and to dispose of certain of the Company's furnishings, trade fixtures and equipment.

The proposed liquidation remains subject to the approval of the Bankruptcy Court for the District of Delaware, which is scheduled to consider the proposed liquidation on Wednesday, April 1, 2009. If approved, the liquidation may begin as early as Thursday, April 2, 2009 and is expected to conclude on or before July 15, 2009.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, stated, "Despite all our efforts at earnest negotiations, we were unable to reach an agreement with our creditors, lenders and bidders to structure a going concern bid by the Court-imposed deadline. Regrettably, liquidation is now the only path for our Company. We are deeply disappointed with this outcome and the impact it will have on our employees, customers, business partners and the communities we have served for 105-years."

Gottschalks filed to reorganize under Chapter 11 on January 14, 2009 in the United States Bankruptcy Court for the District of Delaware. The complete filing can be viewed at http://www.kccllc.net/gottschalks.

About Gottschalks
Gottschalks is a regional department store chain, currently operating 55 department stores and three specialty apparel stores in six western states, including California (38), Washington (7), Alaska (5), Oregon (5), Nevada (1) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements
This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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